Exhibit 5.1

August 13, 2014

Board of Directors
Great China Mania Holdings, Inc.
Rm. 1902, 19/F, Kodak House 2
Java Road, North Point
Hong Kong

Re:           Registration Statement on Form S-1 of Great China Mania Holdings, Inc.

Dear Directors:

You have requested our opinion as special counsel for Great China Mania Holdings, Inc., a Florida corporation (the “Company”), in connection with the filing of the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on or about the date hereof, as to the legality of 5,714,285 shares of common stock, par value $0.01 per share, offered by the Company in a direct primary offering (the “Shares).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

The opinions set forth herein are limited to matters governed by the laws of the State of Florida, including applicable statutory provisions, applicable provisions of the Florida constitution, and reported judicial decisions interpreting those laws. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise.

Based upon and subject to the foregoing, it is our opinion that the 5,714,285 shares of common stock being offered by the Company and which are being registered in the Registration Statement have been duly authorized, and when distributed and sold in the manner referred to in the Registration Statement will be legally issued, fully paid, and non-assessable.

We hereby consent to the discussion in the Registration Statement of this opinion, to the filing of this opinion as an exhibit to the Registration Statement, to the references to our firm under the caption “Experts,” and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K promulgated under the Act.

Sincerely,

HARRISON LAW, P.A.

/s/Diane J. Harrison
Diane J. Harrison